EXHIBIT 30

                       PRICING SCHEDULE -- TRANCHE No. 1



                              JPMorgan Chase Bank
                                277 Park Avenue
                           New York, New York 10172

                                                   11/16/2001

GSB Investments Corp.
35 East 62nd Street
New York, NY, 10021
Attention: Chief Financial Officer



Dear Sir:

         This Pricing Schedule is a Pricing Schedule within the meaning of
Section 2.02(c) of the Stock Purchase Agreement dated as of November 14, 2001 (the "Stock Purchase Agreement") between GSB Investments Corp. ("Seller") and JPMorgan Chase Bank ("Buyer"), by J.P. Morgan Securities Inc., as its agent. Capitalized terms used herein have the meanings set forth in the Stock Purchase Agreement.

         This Pricing Schedule relates to Tranche No. 1. For all purposes under the Stock Purchase Agreement, the Terms of Tranche with respect to Tranche No. 1 shall be as follows:

1.  Designation of Tranche: Tranche No. 1.

2.  Purchase Price: $20,274,030.

3.  Payment Date: 11/21/01.

4.  Initial Share Price: $25.23.

5.  Initial Short Position:  638,800

6.  Hedged Value: $25.23

7.  Upside Limit: $35.32

8.  Maturity Date: 11/16/03

9.  Base Amount: 1,000,000

10. The Last Day of Hedging Period: 11/16/2001






                              Very truly yours,

                              JPMORGAN CHASE BANK,
                              by J.P. MORGAN SECURITIES INC., as its Agent



                              By: /s/ Neeraj Hora
                                  ----------------------------------------------
                               Name:  Neeraj Hora
                               Title: Vice President